Exhibit 21.1
Subsidiaries of Teladoc Health, Inc.

Name	Domestic Jurisdiction
Advance Medical, Inc.	Massachusetts
AM Healthcare Management Consulting Sdn. Bhd.	Malaysia
Association pour le Déploiement de Parcours de Santé Territoriaux et Phygitaux	France
Best Doctors Holdings, Inc.	Delaware
Best Doctors, Inc.	Delaware
BetterHelp, Inc.	Delaware
Centro Médico Virtual Teladoc Health S.P.A.	Chile
Consultant Connect Limited	England and Wales
Diabeto Inc.	Delaware
Institute of Patient Safety and Quality in Virtual Care, LLC	Texas
InTouch Health Providers, LLC	Florida
InTouch Technologies, Inc.	Delaware
ITH Development, LLC	Belarus
Livongo Health Malaysia Sdn. Bhd.	Malaysia
Livongo Health, Inc.	Delaware
Logiciels Ipnos inc. (Ipnos Software inc.)	Quebec
myStrength, Inc.	Delaware
Retrofit Inc.	Delaware
Rise Health, Inc.	Delaware
Smartek S.R.L.	Argentina
Teladoc Health Australasia Pty Limited	Australia
Teladoc Health Brasil - Serviços de Consultoria em Saude Ltda	Brazil
Teladoc Health Brasil - Serviços de Tecnologia Ltda	Brazil
Teladoc Health Canada, Inc.	Canada
Teladoc Health Chile SpA	Chile
Teladoc Health Denmark ApS	Denmark
Teladoc Health France SAS	France
Teladoc Health Germany GmbH	Germany
Teladoc Health India Private Limited	India
Teladoc Health International, Sociedad Anónima Unipersonal	Spain
Teladoc Health Netherlands B.V.	Netherlands
Teladoc Health Poland sp. z o.o.	Poland
Teladoc Health Portugal, S.A.	Portugal
Teladoc Health Romania SRL	Romania
Teladoc Health Singapore Pte. Ltd.	Singapore
Teladoc Health UK Ltd	England and Wales
Teladoc Hungary Consulting and Services Limited Liability Company	Hungary
THF Service Medical	France
Yi Yi Medical Health Management Consulting (Shanghai) Co., Ltd.	China